Exhibit 23.02
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements, as amended, on Form S-3 (Registration Nos. 333-106949 and 333-116668) and Form S-8 (Registration Nos. 333-31709, 333-31721, 333-31723, 333-31727, 333-81858, 333-106620, 333-118731, 333-125082 and 333-129032), of our report dated March 11, 2004, with respect to the consolidated statements of income, stockholders’ equity, cash flows, and comprehensive income of Valero Energy Corporation and subsidiaries for the year ended December 31, 2003, included in Valero Energy Corporation’s Annual Report on Form 10-K for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
San Antonio, Texas
March 1, 2006